The Clorox Company

Supplemental unaudited quarterly results from continuing operations by reportable segments for fiscal year 2014 (Adjusted to reflect Clorox Venezuela reclassified to discontinued operations)

Fiscal Year 2014

Net Sales

($ millions)	Q1		Q2		Q3		Q4		Fiscal Year
	As		As		As		As		As
Segment	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Cleaning	$479	$479	$432	$432	$437	$437	$428	$428	$1,776	$1,776
Household	372	372	352	352	428	428	557	557	1,709	1,709
Lifestyle	218	218	237	237	237	237	244	244	936	936
International	295	274	309	287	284	264	282	268	1,170	1,093

Total Company	$1,364	$1,343	$1,330	$1,308	$1,386	$1,366	$1,511	$1,497	$5,591	$5,514

Earnings (Losses) from Continuing Operations before Income Taxes

($ millions)	Q1		Q2		Q3		Q4		Fiscal Year
	As		As		As		As		As
Segment	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Cleaning	$131	$131	$101	$101	$93	$93	$103	$103	$428	$428
Household	52	52	41	41	76	76	157	157	326	326
Lifestyle	53	53	69	69	67	67	69	69	258	258
International	28	31	30	33	11	23	7	12	76	99

Corporate	(56)	(56)	(60)	(60)	(33)	(33)	(78)	(78)	(227)	(227)

Total Company	$208	$211	$181	$184	$214	$226	$258	$263	$861	$884

The Clorox Company

Schedule of Unaudited Quarterly and Fiscal Year 2014 Condensed Consolidated Data
(Adjusted to reflect Clorox Venezuela results in discontinued operations)
Dollars in millions, except per share amounts

	Three Months Ended (Unaudited)								Twelve Months Ended
	September 30, 2013		December 31, 2013		March 31, 2014		June 30, 2014		June 30, 2014
	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted (Unaudited)
Net sales	$1,364	$1,343	$1,330	$1,308	$1,386	$1,366	$1,511	$1,497	$5,591	$5,514
Cost of products sold	779	759	773	753	807	791	872	855	3,231	3,158
Gross profit	585	584	557	555	579	575	639	642	2,360	2,356

Selling and administrative expenses	198	194	200	196	182	178	185	183	765	751
Advertising costs	120	120	123	122	120	120	141	141	504	503
Research and development costs	31	31	31	31	28	28	35	35	125	125
Interest expense	26	26	26	26	25	25	26	26	103	103
Other expense (income), net	2	2	(4)	(4)	10	(2)	(6)	(6)	2	(10)
Earnings from continuing operations before income taxes	208	211	181	184	214	226	258	263	861	884
Income taxes on continuing operations	71	72	65	66	75	75	88	92	299	305
Earnings from continuing operations	137	139	116	118	139	151	170	171	562	579
Losses from discontinued operations, net of tax	(1)	(3)	(1)	(3)	(2)	(14)	-	(1)	(4)	(21)
Net earnings	$136	$136	$115	$115	$137	$137	$170	$170	$558	$558

Net earnings (losses) per share
Diluted
Continuing operations	$1.04	$1.05	$0.88	$0.90	$1.05	$1.14	$1.30	$1.30	$4.26	$4.39
Discontinued operations	(0.01)	(0.02)	(0.01)	(0.03)	(0.01)	(0.10)	(0.01)	(0.01)	(0.03)	(0.16)
Diluted net earnings per share	$1.03	$1.03	$0.87	$0.87	$1.04	$1.04	$1.29	$1.29	$4.23	$4.23

Weighted average shares outstanding (in thousands)
Basic	x130,074	130,074	129,836	129,836	129,318	129,318	129,005	129,005	129,558	129,558
Diluted	132,237	132,237	132,278	132,278	131,555	131,555	131,225	131,225	131,742	131,742